Exhibit 10.1

FAIR ISAAC CORPORATION

TRANSITION AND RETIREMENT AGREEMENT

WITH MICHAEL J. PUNG

THIS TRANSITION AND RETIREMENT AGREEMENT (the “Agreement”) is made and entered into as of January 30, 2019 (the “Effective Date”) by and between Fair Isaac Corporation, a Delaware corporation (the “Company”), and Michael J. Pung, a resident of California (“Pung”).

BACKGROUND

A.    Pung began his employment with the Company in 2004 and currently serves as the Company’s Executive Vice President, Chief Financial Officer and Investor Relations.

B.    The Company and Pung entered into a letter agreement dated February 6, 2012 (the “Letter Agreement”).

C.    The Company and Pung entered into an Amended and Restated Management Agreement dated February 6, 2012, as amended by an Amendment to Amended and Restated Management Agreement dated April 21, 2014 and a Second Amendment to Amended and Restated Management Agreement dated May 10, 2016 (the “Management Agreement”).

D.    The Company and Pung are parties to a Past PIIA, New PIIA and Indemnification Agreement (as such terms are defined in the Letter Agreement).

E.    As of the Effective Date, Pung holds options to purchase shares of common stock of the Company and holds restricted stock unit awards, performance share unit awards, and market share unit awards pursuant to written option agreements, restricted stock unit agreements, performance share unit agreements, and market share unit agreements as applicable (the “Equity Awards”), as summarized in the attached Exhibit A to this Agreement.

F.    Pung has announced that he intends to retire from the Company effective December 31, 2019 (the “Retirement Date”).

G.    The parties have agreed that following the Effective Date Pung shall remain employed with the Company and otherwise provide services to the Company under the terms of this Agreement in order to facilitate a smooth transition for the Company.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.    Retirement. Pung hereby confirms his retirement and resignation as an officer and employee of the Company and any of its subsidiaries and affiliates, effective as of the Retirement Date. Pung’s employment with the Company will automatically terminate effective as of the

Retirement Date, unless earlier terminated in accordance with subparagraph 2(d) below. The period of Pung’s employment hereunder is referred to in this Agreement as the “Transition Term”. Pung shall not have any other employment or engage in any other business venture during the Transition Term.

2.    Employment Terms During Transition.

(a) Scope of Engagement. Subject to the terms and conditions of this Agreement, Pung agrees to remain in the employ of the Company, and the Company agrees to continue Pung’s employment, for the duration of the Transition Term. During the Transition Term, Pung shall report to the Company’s Chief Executive Officer. Pung shall continue to hold the title and office of Executive Vice President, Chief Financial Officer and Investor Relations of the Company until such time as the Company in its sole discretion appoints a new Chief Financial Officer. As Executive Vice President, Chief Financial Officer and Investor Relations, Pung’s duties and responsibilities shall be consistent with the duties and responsibilities held by Pung immediately prior to the Effective Date. Upon the Company’s appointment of a new Chief Financial Officer to replace Pung and for the remainder of the Transition Term, Pung’s title shall change to Vice President, Finance but he shall continue to report to the Company’s Chief Executive Officer and shall be responsible for providing such transition assistance and for special project matters as may be requested by the Company’s Chief Executive Officer.

(b) Pay, Equity and Benefits. During the Transition Term, the Company will pay Pung a base salary at the same base salary rate in effect for Pung on the Effective Date, subject to normal withholdings and payable in accordance with the Company’s normal payroll practices. In addition, during the Transition Term Pung shall participate in such employee benefit plans and programs for which he may be eligible and in which he participated on the Effective Date, including the Company’s Management Incentive Plan through September 30, 2019, pursuant to the terms and conditions of such plans; provided, however, that, except with respect to Pung’s continued participation in the Management Incentive Plan through September 30, 2019 (and Pung’s receipt of any payment under the Management Incentive Plan related to such continued participation), Pung shall not be eligible for any incentive, bonus, options, restricted stock unit awards, performance share unit awards, market share unit awards, or other compensation awards during the Transition Term. Pung agrees that consistent with the Company’s policy he does not accrue any vacation leave and will not accrue any vacation leave during the Transition Term and therefore he will not be entitled to any payment for vacation leave upon conclusion of the Transition Term.

(c) Expenses. The Company shall reimburse Pung for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities for the Company during the Transition Term, subject to the Company’s normal policies and procedures for expense verification and documentation.

(d) Early Termination. Notwithstanding anything in this Agreement to the contrary, Pung’s employment hereunder may be terminated before the Retirement Date (1) by the Company for Cause (as such term is defined in the Letter Agreement or the Management Agreement, as applicable), (2) by Pung for any reason in accordance with the Letter Agreement or the Management Agreement (except that any of the terms of this Agreement do not support an involuntary termination or resignation for Good Reason (as such term is defined in the Letter Agreement or the Management Agreement, as applicable)), or (3) by the Company or Pung for any reason following an Event (as defined in the Management Agreement).

(e)    Coordination With Management Agreement. The parties agree that (1) if any Event shall occur during the Term (as such term is defined in the Management Agreement), and the employment of Pung with the Company is voluntarily or involuntarily terminated under circumstances specified in Section 2(a) of the Management Agreement, then Pung shall be eligible to receive from the Company or its successor the benefits under Section 2 of the Management Agreement in accordance with the terms of the Management Agreement; and (2) neither Pung’s notice of resignation effective as of the Retirement Date, nor his resignation effective as of the Retirement Date, both in accordance with paragraph 1, constitute an involuntary termination or resignation for Good Reason (as such term is defined in the Management Agreement), or otherwise triggers any payments or benefits, under the Management Agreement or the Letter Agreement.

3.    Equity Awards. Pung acknowledges and agrees that the spreadsheet set forth as Exhibit A is an accurate list of all option grants and equity-based awards received by Pung during his employment with the Company, and that he has no other equity or equity-based compensation rights with respect to the Company or any affiliate. The Equity Awards shall continue to be governed by the terms and conditions set forth in the applicable written option agreements, restricted stock unit agreements, performance share unit agreements, and market share unit agreements.

4.    Confidential Information. Pung acknowledges entering into the Past PIIA and the New PIIA (as such terms are defined in the Letter Agreement) and hereby reaffirms his commitments and obligations under the Past PIIA and the New PIIA. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Past PIIA or the New PIIA in any manner.

5.    Confidentiality.

(a) General Standard. The provisions of this Agreement, (collectively “Confidential Transition Information”) will be treated by Pung and the Company as confidential. Accordingly, Pung and the Company will not disclose Confidential Transition Information to anyone at any time, except as provided in subparagraph 5(b) below.

(b) Exceptions.

(i) It will not be a violation of this Agreement for Pung to disclose Confidential Transition Information to his immediate family, his attorneys, his accountants or tax advisors, or his financial planners. It will not be a violation of this Agreement for the Company to disclose Confidential Transition Information to its directors, officers, employees or agents in the course of performing their responsibilities for the Company, or as otherwise necessary for legitimate business purposes.

(ii) It will not be a violation of this Agreement for Pung to inform prospective future employers or partners about Pung’s post-employment restrictions and continuing obligations to the Company.

(iii) It will not be a violation of this Agreement for Pung or the Company to disclose Confidential Transition Information pursuant to a legally enforceable subpoena, deposition notice, or other legal process, so long as before any disclosure is made, such party first notifies the other party and provides such other party with sufficient time to seek a protective order with respect to such Confidential Transition Information.

(iv) It will not be a violation of this Agreement for Pung or the Company to disclose Confidential Transition Information in reports to governmental agencies as required by law, including but not limited to disclosure as required by federal securities laws and regulations or to any federal or state tax or securities regulator.

6.    Records, Documents, and Property. Pung acknowledges and represents that he will deliver to the Company on or before the conclusion of the Transition Term any and all Company records and any and all Company property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company. Pung agrees to return to the Company any and all Company property that may be provided to him by the Company during the Transition Term immediately upon the end of the Transition Term, or at such earlier time as the Company may request. Nothing in this paragraph 6 is intended to preclude Pung from keeping documents that are related solely to his compensation, benefits, rights, and other perquisites of being an officer and/or employee of the Company and/or its subsidiaries.

7.    Indemnification. The Company will indemnify Pung in connection with Pung’s status, duties and responsibilities for the Company, as set out in the Indemnification Agreement (as defined in the Letter Agreement). Pung states that he has no knowledge of any wrongdoing on the part of the Company or its directors, officers, employees or agents.

8.    Cooperation.

(a) Agreement to Assist and Cooperate. At the Company’s reasonable request and upon reasonable notice, Pung will, from time to time and without further consideration, during and following the Transition Term, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Pung in his capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records. In addition, at the Company’s reasonable request and upon reasonable notice, Pung will, from time to time and without further consideration, during and following the Transition Term discuss and consult with the Company regarding business matters that he was directly and substantially involved with while employed by or otherwise providing services to the Company.

(b)    Claims Involving the Company. Pung agrees that he will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Pung has or may have knowledge of by virtue of his employment by or service to the Company or any related entity. In performing his obligations under this subparagraph 8(b) to testify or otherwise provide information, Pung will honestly, truthfully, forthrightly, and completely provide the information requested. Pung will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that his compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims.

(c)    Payment. In the event that Pung’s services under subparagraphs 8(a) or 8(b) exceed five (5) hours in any calendar month following the conclusion of the Transition Term, the Company shall compensate Pung for such additional services at the hourly rate of $200.00.

9.    Taxes. The Company may take such action as it deems appropriate to ensure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Pung. This Agreement is intended to satisfy or be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended including current and future guidance and regulations interpreting such provisions (the (“Code”). Pung acknowledges and agrees that the Company has made no assurances or representations to him regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised him to obtain his own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Pung shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

10.    Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Pung may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Pung of this Agreement or any of Pung’s duties, responsibilities, or obligations hereunder shall be void. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.    Notices. For purposes of this Agreement, notices provided in this Agreement shall be in writing and shall be deemed to have been given when personally served, sent by courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Pung as stated in the employment records of the Company or, in the case of the Company, to its principal office, to the attention of the Company’s Chief Executive Officer and the Company’s General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12.    Construction and Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity will not in any way affect the legality or validity of any other provision hereof.

13.    Remedies. Pung acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions paragraphs 4, 5 or 6 of this Agreement. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

14.    Entire Agreement. This Agreement sets forth the entire agreement between the Company and Pung with respect to his employment by the Company, the termination of such employment, and the Transition Term, and there are no undertakings, covenants, or commitments other than as set forth in this Agreement, the written agreements applicable to the Equity Awards, the Letter Agreement, the Management Agreement, the Past PIIA, the New PIIA, Indemnification Agreement, and any qualified employee benefit plans sponsored by the Company in which Pung is a participant. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

15.    Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

16.    Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

17.    Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Pung’s employment hereunder, including without limitation paragraphs 4, 5 or 6 of this Agreement shall continue in full force and effect, notwithstanding the conclusion of the Transition Term. In addition, the representations and warranties contained herein shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

18.    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, shall be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived). Any waiver of rights or obligations hereunder shall be in writing signed by the waiving party.

[signature page follows]

IN WITNESS WHEREOF, the parties have signed this Transition and Retirement Agreement as of the date set forth above.

FAIR ISAAC CORPORATION		MICHAEL J. PUNG

By:	/s/ Mark R. Scadina	/s/ Michael J. Pung
	Mark R. Scadina	Signature
Its Executive Vice President, General Counsel and Corporate Secretary

Exhibit A

Long-Term Incentive Holdings as of January 30, 2019

Grant Number	Grant Date	Plan/Type	Shares Granted	Exercise Price	Shares Earned	Shares Exercised/Released	Shares Vested	Shares* Unvested	Shares Exerciseable
00010408	12/13/2012	2012/NQSO	30,000	$41,8900		22,500	30,000	0	7,500
00010476	12/08/2014	2012/NQSO	31,984	$72.0600		0	31,984	0	31,984
M170004	12/08/2016	2012/MSU	6,250	$0.0000		6,625	6,625	2,083	0
M180004	12/08/2017	2012/MSU	4,720	$0.0000		2,848	2,848	3,146	0
M190004	12/10/2018	2012/MSU	4,417	$0.0000		0	0	4,417	0
P170004	12/08/2016	2012/PSU	12,500	$0.0000	10,977	7,318	7,318	3,659	0
P180004	12/08/2017	2012/PSU	9,440	$0.0000	9,440	3,147	3,147	6,293	0
P190004	12/10/2018	2012/PSU	8,834	$0.0000		0	0	8,834	0
RU011126	12/08/2015	2012/RSU	6,576	$0.0000		4,932	4,932	1,644	0
RU011926	12/08/2016	2012/RSU	6,250	$0.0000		3,126	3,126	3,124	0
RU012832	12/08/2017	2012/RSU	4,720	$0.0000		1,180	1,180	3,540	0
RU016287	12/10/2018	2012/RSU	4,417	$0.0000		0	0	4,417	0

*	For MSUs, Shares Unvested are reflected at target for all unearned periods.